SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) January 9, 1998



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification
No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

(503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on February 23, 1998:

NIKE NAMES NEW APPAREL VP

Beaverton, Ore. (Feb. 23, 1998) Stephen Gomez, global vice president of apparel at NIKE, Inc. and a leader in the development of team sports and apparel categories at the sports company, has announced his departure. Gomez, who has worked for NIKE for more than 17 years, cited personal reasons for his decision.

Gomez will be succeeded by another long-term NIKE player, Matt Wolff, currently vice president and GM of apparel operations.

NIKE president and COO, Tom Clarke, issued the following statements to NIKE employees regarding Gomez departure and Wolff's appointment:

It is with personal sadness that I must announce that Stephen Gomez, global vice president of apparel, has chosen to leave NIKE after more than 17 years.

For personal reasons, Stephen has decided to pursue a career shift, something he has contemplated for many years.

Few people at NIKE have contributed as much as Stephen. He began with us in 1981 as a Shoe U trainee in Exeter, New Hampshire. From 1982-85 he was a PLM for kids footwear. Stephen also worked as a marketing manager in New York and as GM for European Apparel.

Stephen was the first captain of our Organized Team Sports area, which solidified our presence on the field and on the courts in American collegiate sports. That effort was one of many at the beginning of this decade that helped to turbo charge our business growth.

As vice president of global apparel, Stephen led the effort to change how we were doing our apparel business. As a result of that reorganization and a terrific effort by the entire global apparel team, NIKE's apparel business has grown from $684 million in 1993 to almost $3 billion worldwide today. Last week, Fortune Magazine named NIKE the #1 Most Admired Apparel Company. That was a capping tribute to Stephen and his team.

The true sign of a great leader is the team she or he puts in place for succession. For that reason, it gives me great confidence to name Matt Wolff as GM and global vice president of apparel. Matt is currently vice president and GM of apparel operations. He has been a member of the NIKE team since 1979, starting as director of apparel in Taipei, Taiwan. He became general manager of European Apparel Operations in 1989 and VP and GM of apparel operations in 1993. Matt's exampling of NIKE values and his broad knowledge of the apparel business has earned him the great respect of his peers and those who work with him in NIKE Apparel.

Stephen is a great friend of mine and many of you here at NIKE. He will stay on here until April 1 to help Matt with his transition. In the meantime, please join me in wishing him well in his next professional pursuits. We'll look forward to seeing him out on our runs in Portland, and at certain restaurant establishments in Northwest Portland.




The Registrant issued the following press release on February 24, 1998:

NIKE SEES THIRD QUARTER EARNINGS LOWER
THAN ANALYSTS' CONSENSUS ESTIMATES

Beaverton, OR (February 24, 1998) -- NIKE, Inc. (NYSE:NKE) today announced that it expects diluted earnings for the third quarter ending February 28, 1998 will be between $0.24 and $0.28 per share, below the First Call consensus estimate of $0.38, and that earnings for the full year will be below the previously stated range of $2.00 - $2.15 per share. The Company expects to report third quarter results the third week of March.*

The Company is experiencing higher than anticipated order cancellation rates in the Asia Pacific region, as the retail environment there remains weak. Aggressive pricing of close-out inventories, particularly in Japan, has also negatively impacted revenues and gross margins.

In the USA region, higher levels of close-out sales continue to negatively impact gross margins, as the Company works aggressively to improve its inventory situation.

The Company is examining its overall cost structure and plans to take actions, including realignments and reductions in its global workforce, aimed at improving profitability and increasing shareholder value without compromising its long-term growth opportunities. These actions will likely result in a restructuring charge in the fiscal year ending May 31, 1998.*

* The marked paragraphs are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the S.E.C., including Forms 8-K, 10-Q, and 10-K.

NIKE's earnings releases and other financial information are available on the Internet at NIKEBiz.com.

  SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                        (Registrant)

Date:  February 26, 1998


                                         By /s/ Robert E. Harold
                                            Chief Financial Officer